EXHIBIT 5.1


                      [Letterhead of Lowenstein Sandler PC]

August 6, 2003


Trustcompany Bancorp
35 Journal Square
Jersey City, New Jersey 07306

Re:  Registration Statement on Form S-4 (No. 333-100239)


Ladies & Gentlemen:

We are acting as counsel to Trustcompany Bancorp, a New Jersey corporation ("Trustcompany"), in connection with the Registration Statement on Form S-4 (No. 333-100239) being filed by Trustcompany with the Securities and Exchange Commission (the "Registration Statement") with respect to up to 20,153,677 shares of Trustcompany Common Stock, par value $2.00 per share ("Trustcompany Common Stock"), proposed to be issued in connection with the Amended and Restated Agreement and Plan of Acquisition and Exchange (the "Agreement"), dated as of July 25, 2003, as described in the proxy statement and prospectus that is a part of the Registration Statement. In connection with this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of Trustcompany, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, we are of the opinion that the shares of Trustcompany Common Stock being registered under the Registration Statement, when issued pursuant to the Agreement and the acquisition and exchange described in the Agreement (the "Acquisition and Exchange"), following approval of the Agreement and the Acquisition and Exchange, by the appropriate bank regulatory agencies and the requisite vote of the shareholders of the Trust Company of New Jersey (the "Bank"), will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we do not express any opinion concerning law other than the federal law of the United States and the corporate and banking law of the State of New Jersey and we have not passed upon and do not purport to pass upon the application of securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

This opinion is given solely for the benefit of the Trustcompany and investors who exchange shares of the Bank for shares of the Trustcompany pursuant to the Agreement, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document or used for any other purpose without our express prior written consent.


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Trustcompany Bancorp                                              August 6, 2003
Page 2


We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the proxy statement and prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



Very truly yours,

/s/ LOWENSTEIN SANDLER PC








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